Exhibit 23.1

CONSENT OF QUALIFIED PERSON

August 13, 2025

Re: Form 6-K to be filed by Atlas Critical Minerals Corporation (the “Company”)

I, Marc-Antoine Laporte, P.Geo, M.Sc. on behalf of SGS Canada Inc., consent to:

●	The use of and reference to our company name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission (the “SEC”)), in connection with the Current Report on Form 6-K being filed by the Company with the SEC, and any amendments thereto (the “Form 6-K”): i) the study titled “S-K 1300 Technical Report Summary on the Alto Paranaiba Project, Minas Gerais State, Brazil” dated July 31, 2025 (the “Alto Paranaiba TRS”), and ii) the study titled “S-K 1300 Technical Report Summary on the Malacacheta Project, Minas Gerais State, Brazil” dated July 31, 2025 (the “Malacacheta TRS”);

●	The incorporation by reference of this consent, the use of our name and any extracts from, or summary of, the Alto Paranaiba TRS and the Malacacheta TRS in the Form 6-K and the use of any information derived, summarized, quoted or referenced from the Alto Paranaiba TRS and/or the Malacacheta TRS, or portions thereof, that was prepared by SGS Canada Inc. – Mining Proficiency Group, into the Company’s filings with the SEC.

SGS Canada Inc.

By:	/s/ Marc-Antoine Laporte, P.Geo, M.Sc.
Name:	Marc-Antoine Laporte, P.Geo, M.Sc.